EXHIBIT 99.3

                                  CONTACT:   Ronald E. Hale, Jr.
                                             Consolidated Graphics, Inc.
                                             Vice President & Treasurer
                                             (713) 787-0977

                                             Betsy Brod/Jonathan Schaffer
                                             Media: Merridith Ingram/Heather Fox
                                             Morgen-Walke Associates, Inc.
                                             (212) 850-5600

FOR IMMEDIATE RELEASE


                 CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF
                 MULTIPLE IMAGES PRINTING OF CHICAGO, ILLINOIS


     HOUSTON, TEXAS - September 2, 1999 - Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has completed its acquisition of Multiple Images Printing, Inc., a high-quality commercial printing company serving the Chicago market. Multiple Images offers a full line of services including design, pre-press, printing and finishing as well as fulfillment and mailing. Jim Capuano will continue in his current role as President. Representing Multiple Images in the transaction was Bill Crowley of Hardie & Crowley, LLC located in Austin, Texas. Other terms were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Multiple Images is an innovative company that has grown by providing its customers an array of services, from computer-to-plate prepress to fulfillment and mailing. Their commitment to superior quality and to exceeding customer expectations has been key to their success. We are pleased to have them join Consolidated Graphics."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies in 25 states nationwide with annualized revenues in excess of $665 million. For more information, visit the Company's website at www.consolidatedgraphics.com.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.


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